UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 West Mills Avenue, Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Western Refining, Inc. (the “Company”) is providing the following information with respect to its intention to enter into a second amended and restated senior secured revolving credit agreement (the “Amended Revolving Credit Agreement”).  The Company expects the Amended Revolving Credit Agreement to consist of a $900.0 million revolving credit facility, with provision for an accordion feature whereby the commitments may be increased to $1.4 billion subject to certain conditions.

The Company expects that the Amended Revolving Credit Agreement will mature five years from the closing date thereof and will incorporate a borrowing base tied to eligible accounts receivable and inventory. The Company expects the Amended Revolving Credit Agreement will also provide for letters of credit and swing line loans, with a quarterly commitment fee ranging from 0.250% to 0.500% per annum subject to adjustment based upon the average utilization percentage under the Amended Revolving Credit Agreement and letter of credit fees ranging from 1.75% to 2.25% per annum, payable quarterly, subject to adjustment based upon the average excess availability. Borrowings under the Amended Revolving Credit Agreement will generally bear interest based, at the Company’s election, at either (i) LIBOR plus the applicable margin or (ii) Base Rate plus the applicable margin. The initial applicable margin for LIBOR advances is anticipated to be 2.00% per annum and the initial applicable margin for Base Rate advances is anticipated to be 1.00% per annum. Thereafter, following the delivery of financial statements for the first fiscal quarter after the closing date, such applicable margins will be determined by a pricing grid based on the Company’s average excess availability. Most of the Company’s subsidiaries are expected to guarantee the Amended Revolving Credit Agreement on a joint and several basis.

As the terms of the Amended Revolving Credit Agreement have not been finalized and remain subject to final approval by the Company’s Board of Directors, the definitive terms may differ from those set forth above and any such differences may be material and/or significant. There can be no assurance that the Company will be able to amend and enter into the Amended Revolving Credit Agreement on terms acceptable to it.

Item 8.01    Other Events.

Tender Offer and Consent Solicitation

On March 11, 2013, the Company issued a press release announcing that it has commenced a cash tender offer for any and all of its outstanding 11.250% senior secured notes due 2017 (the “2017 Notes”). In connection with the tender offer, the Company is also soliciting consents to proposed amendments to the indenture governing the 2017 Notes. This press release is filed as Exhibit 99.1 hereto.

Notes Offering

On March 11, 2013, the Company also issued a separate press release announcing the offering of approximately $350 million in aggregate principal amount of senior notes due 2021 through a private placement. This press release is filed as Exhibit 99.2 hereto.

The senior notes have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.  This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01        Financial Statements and Other Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release dated March 11, 2013, titled “Western Refining Announces Launch of Tender Offer and Consent Solicitation for its 11.250% Senior Secured Notes Due 2017”
99.2	Press release dated March 11, 2013, titled “Western Refining Announces Offering of Senior Notes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

Dated: March 11, 2013	By:	/s/ Gary R. Dalke
Name: Gary R. Dalke
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 11, 2013, titled “Western Refining Announces Launch of Tender Offer and Consent Solicitation for its 11.250% Senior Secured Notes Due 2017”
99.2	Press release dated March 11, 2013, titled “Western Refining Announces Offering of Senior Notes”